Exhibit 99.1

FOR IMMEDIATE RELEASE

Hexion Inc. Announces Fourth Quarter and Fiscal Year 2016 Results

Fourth Quarter 2016 Highlights

•	Net sales of $758 million and net loss of $97 million

•	Total Segment EBITDA of $69 million, an increase of 6% compared with the prior year period when adjusting for dispositions. LTM Adjusted EBITDA of $434 million

•	Construction of a new European technology center in Kamp-Lintfort, Germany primarily focused on accelerating the growth of Hexion’s automotive composites business

•
Recently completed the refinancing of Hexion’s asset-based revolving credit facility (“ABL Facility”) and 1.5 Lien Senior Secured Notes. Actual results in-line with preliminary results released on January 19, 2017

•	Total liquidity as of December 31, 2016 of $511 million

COLUMBUS, Ohio - (March 3, 2017) - Hexion Inc. (“Hexion” or the “Company”) today announced results for the fourth quarter and fiscal year ended December 31, 2016.
“We are pleased to report solid fourth quarter fundamental business performance in-line with our previously announced preliminary results,” said Craig O. Morrison, Chairman, President and CEO. “In particular, we continue to see solid growth in our Forest Products Resins Division and are encouraged by the sequential improvements we are seeing in our oilfield proppants business from trough conditions in the second quarter. Going forward, we remain focused on accelerating the growth of our specialty product portfolio through strategic capital investments, executing against structural cost reduction initiatives and deleveraging Hexion’s balance sheet.”

Fourth Quarter 2016 Results

Net Sales. Net sales for the quarter ended December 31, 2016 were $758 million, a decrease of 17% compared with $909 million in the prior year period. The decline in reported net sales was primarily driven by the impact of recent divestitures and pass through of lower priced oil-driven feedstocks. Net sales declined 9% when adjusted for such recent divestitures, which consisted of our Performance Adhesives, Powder Coatings, Additives & Acrylic Coatings and Monomers (“PAC”) business and interest in the HA-International, LLC, a joint venture.

Segment EBITDA. Segment EBITDA for the quarter ended December 31, 2016 was $69 million, a decrease of 5% compared with $73 million in the prior year period. Segment EBITDA in the fourth quarter of 2016 increased by 6% when adjusted for divestitures. In the fourth quarter of 2016, growth in our Versatic™ Acids and Derivatives and global forest product businesses, as well as improvements in base epoxy resins and lower administrative costs, offset softer volumes in specialty epoxy resins from temporary destocking.

Fiscal Year 2016 Results

Net Sales. Net sales for the year ended December 31, 2016 were $3.4 billion, a decrease of 17% compared with $4.1 billion in the prior year period. The decline in reported net sales was primarily driven by the impact of recent divestitures, the strengthening of the U.S. dollar against most other currencies and the pass through of lower priced oil-driven feedstocks. Net sales declined 14% when adjusted for divestitures.

Segment EBITDA. Segment EBITDA for the year ended December 31, 2016 was $433 million, a decrease of 7% compared with $466 million in the prior year period. Segment EBITDA in 2016 declined by 3% when adjusted for dispositions. In fiscal year 2016, growth in our Versatic™ Acids and Derivatives and global forest product businesses partially offset cyclicality in oilfield proppant results.

Global Restructuring Programs

In mid-2016, the Company completed the closure of its Norco, Louisiana facility and began sourcing epichlorohydrin under long-term external supply agreements. In total, the Company expects to achieve $20 million of annualized savings from this strategic initiative and realized $13 million as of year-end 2016.

In addition to the Norco closure, the Company has $9 million of incremental, in-process cost savings related to manufacturing cost reductions and $9 million in selling, general and administrative cost savings. As of December 31, 2016, Hexion had $25 million of total in-process cost savings, the majority of which it expects to be achieved in 2017.

Segment Results

Following are net sales and Segment EBITDA by reportable segment for the fourth quarter and year ended December 31, 2016 and 2015. See “Non-U.S. GAAP Measures” for further information regarding Segment EBITDA and a reconciliation of net loss to Segment EBITDA.

	Three Months Ended December 31,		Year Ended December 31,
(In millions)	2016	2015	2016	2015
Net Sales (1):
Epoxy, Phenolic and Coating Resins	$430	$563	$2,094	$2,589
Forest Products Resins	328	346	1,344	1,551
Total Net Sales	758	909	3,438	4,140
Adjustment for dispositions (2)	—	(78)	(185)	(369)
Adjusted Net Sales	$758	$831	$3,253	$3,771

Segment EBITDA:
Epoxy, Phenolic and Coating Resins	$28	$42	$258	$307
Forest Products Resins	56	51	240	233
Corporate and Other	(15)	(20)	(65)	(74)
Total Segment EBITDA	69	73	433	466
Adjustment for dispositions (2)	—	(8)	(30)	(50)
Adjusted Segment EBITDA	$69	$65	$403	$416
(1)Intersegment sales are not significant and, as such, are eliminated within the selling segment.
(2)Adjustments for dispositions impact the Epoxy, Phenolic and Coating Resins segment.

Liquidity and Capital Resources

At December 31, 2016, Hexion had total debt of approximately $3.5 billion compared to $3.8 billion at December 31, 2015. In addition, at December 31, 2016, the Company had $511 million in liquidity comprised of $179 million of unrestricted cash and cash equivalents, $299 million of borrowings available under the Company’s asset-backed loan facility (the “ABL Facility”) and $33 million of time drafts and availability under credit facilities at certain international subsidiaries. Hexion expects to have adequate liquidity to fund its ongoing operations for the next twelve months from cash on its balance sheet, cash flows provided by operating activities and amounts available for borrowings under its credit facilities.

In February 2017, Hexion issued $485 million aggregate principal amount of 10.375% First Priority Senior Secured Notes due 2022 and $225 million aggregate principal amount of 13.75% Senior Secured Notes due 2022 (the “New Senior Secured Notes”) (collectively, the “Senior Notes Offering”). Upon closing of these offerings, Hexion satisfied and discharged its obligations under the 8.875% Senior Secured Notes due 2018 (the “Old Senior Secured Notes”) by irrevocably depositing the net proceeds from these offerings, together with cash from its balance sheet, with the trustee for the Old Senior Secured Notes for the purpose of redeeming all of its outstanding Old Senior Secured Notes. The Old Senior Secured Notes will be redeemed on March 10, 2017. In addition, as part of the Senior Notes Offering, the Company received extended revolving facility commitments under the ABL facility in aggregate principal amount of $350 million with a maturity in December 2021 and reduced the size of the ABL Facility from $400 million to $350 million.

Earnings Call

Hexion will host a teleconference to discuss Fourth Quarter and Fiscal Year 2016 results on Friday, March 3, 2017, at 10 a.m. Eastern Time. Interested parties are asked to dial-in approximately 10 minutes before the call begins at the following numbers:

U.S. Participants: (844) 492-6045
International Participants: +1 (574) 990-2716
Participant Passcode: 54326268

Live Internet access to the call and presentation materials will be available through the Investor Relations section of the Company's website: www.hexion.com. A replay of the call will be available for one week beginning at 2:00 p.m. Eastern Time on March 3, 2017. The playback can be accessed by dialing (855) 859-2056 (U.S.) and +1 (404) 537-3406 (International). The passcode is 54326268. A replay also will be available through the Investor Relations section of the Company’s website.

Covenant Compliance

The instruments that govern the Company’s indebtedness contain, among other provisions, restrictive covenants regarding indebtedness (including an Adjusted EBITDA to Fixed Charges ratio incurrence test), dividends and distributions, mergers and acquisitions, asset sales, affiliate transactions and capital expenditures.

The indentures that govern the Company’s 6.625% First-Priority Senior Secured Notes, 10.00% First-Priority Senior Secured Notes, 8.875% Senior Secured Notes (which were satisfied and discharged in connection with the February 2017 refinancing) and 9.00% Second-Priority Senior Secured Notes (collectively, the “Secured Indentures”) contain an Adjusted EBITDA to Fixed Charges ratio incurrence test which may restrict our ability to take certain actions such as incurring additional debt or making acquisitions if the Company is unable to meet this ratio (measured on a last twelve months, or LTM, basis) of at least 2.0:1. The Adjusted EBITDA to Fixed Charges ratio under the Secured Indentures is generally defined as the ratio of (a) Adjusted EBITDA to (b) net interest expense excluding the amortization or write-off of deferred financing costs, each measured on a LTM basis. See “Non-U.S. GAAP Measures” for further information regarding Adjusted EBITDA and Schedule 5 to the release for a calculation of the Adjusted EBITDA to Fixed Charges ratio.

The Company’s ABL Facility does not have any financial maintenance covenant other than a minimum Fixed Charge Coverage Ratio of 1.0 to 1.0 that would only apply if the Company’s availability under the ABL Facility at any time is less than the greater of (a) $40 million and (b) 12.5% of the lesser of the borrowing base and the total ABL Facility commitments at such time. The Fixed Charge Coverage Ratio under the credit agreement governing the ABL Facility is generally defined as the ratio of (a) Adjusted EBITDA minus non-financed capital expenditures and cash taxes to (b) debt service plus cash interest expense plus certain restricted payments, each measured on an LTM basis. At December 31, 2016, the Company’s availability under the ABL Facility exceeded such levels; therefore, the minimum fixed charge coverage ratio did not apply.

Non-U.S. GAAP Measures

Segment EBITDA is defined as EBITDA adjusted to exclude certain non-cash and non-recurring expenses. Segment EBITDA is an important measure used by the Company's senior management and board of directors to evaluate operating results and allocate capital resources among segments. Corporate and Other primarily represents certain corporate, general and administrative expenses that are not allocated to the segments. Segment EBITDA should not be considered a substitute for net loss or other results reported in accordance with U.S. GAAP. Segment EBITDA may not be comparable to similarly titled measures reported by other companies. See Schedule 4 to this release for reconciliation of net loss to Segment EBITDA.

Adjusted EBITDA is defined as EBITDA adjusted for certain non-cash and certain non-recurring items and other adjustments calculated on a pro forma basis, including the expected future cost savings from business optimization programs or other programs and the expected future impact of acquisitions, in each case as determined under the governing debt instrument. As the Company is highly leveraged, it believes that including the supplemental adjustments that are made to calculate Adjusted EBITDA provides additional information to investors about the Company’s ability to comply with its financial covenants and to obtain additional debt in the future. Adjusted EBITDA and Fixed Charges are not defined terms under U.S. GAAP. Adjusted EBITDA is not a measure of financial condition, liquidity or profitability, and should not be considered as an alternative to net loss determined in accordance with U.S. GAAP or operating cash flows determined in accordance with U.S. GAAP. Additionally, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not take into account certain items such as interest and principal payments on our indebtedness, depreciation and amortization expense (because the Company uses capital assets, depreciation and amortization expense is a necessary element of our costs and ability to generate revenue), working capital needs, tax payments (because the payment of taxes is part of our operations, it is a necessary element of our costs and ability to operate), non-recurring expenses and capital expenditures. Fixed Charges under the Secured Indentures should not be considered an alternative to interest expense. See Schedule 5 to this release for reconciliation of net loss to Adjusted EBITDA and the Fixed Charges Ratio.

Forward Looking Statements

Certain statements in this press release are forward-looking statements within the meaning of and made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In addition, our management may from time to time make oral forward-looking statements. All statements, other than statements of historical facts, are forward-looking statements. Forward-looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “may,” “will,” “could,” “should,” “seek” or “intend” and similar expressions. Forward-looking statements reflect our current expectations and assumptions regarding our business, the economy and other future events and conditions and are based on currently available financial, economic and competitive data and our current business plans. Actual results could vary materially depending on risks and uncertainties that may affect our operations, markets, services, prices and other factors as discussed in the Risk Factors section of our filings with the Securities and Exchange Commission (the “SEC”). While we believe our assumptions are reasonable, we caution you against relying on any forward-looking statements as it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect our actual results. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, a weakening of global economic and financial conditions, interruptions in the supply of or increased cost of raw materials, the loss of, or difficulties with the further realization of, cost savings in connection with our strategic initiatives, including transactions with our affiliate, Momentive Performance Materials Inc., the impact of our substantial indebtedness, our failure to comply with financial covenants under our credit facilities or other debt, pricing actions by our competitors that could affect our operating margins, changes in governmental regulations and related compliance and litigation costs and the other factors listed in our SEC filings. For a more detailed discussion of these and other risk factors, see the Risk Factors section in our most recent Annual Report on Form 10-K and our other filings made with the SEC. All forward-looking statements are expressly qualified in their entirety by this cautionary notice. The forward-looking statements made by us speak only as of the date on which they are made. Factors or events that could cause our actual results to differ may emerge from time to time. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

About the Company
Based in Columbus, Ohio, Hexion Inc. is a global leader in thermoset resins. Hexion Inc. serves the global wood and industrial markets through a broad range of thermoset technologies, specialty products and technical support for customers in a diverse range of applications and industries. Hexion Inc. is controlled by investment funds affiliated with Apollo Global Management, LLC. Additional information about Hexion Inc. and its products is available at www.hexion.com.

Investors and Media Contact:
John Kompa
614-225-2223
john.kompa@hexion.com

See Attached Financial Statements

HEXION INC.
SCHEDULE 1: CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
(In millions)	2016	2015	2016	2015
Net sales	$758	$909	$3,438	$4,140
Cost of sales (1)	681	787	3,038	3,540
Gross profit	77	122	400	600
Selling, general and administrative expense (2)	93	77	328	306
Gain on dispositions	—	—	(240)	—
Asset impairments	—	6	—	6
Business realignment costs	13	5	55	16
Other operating expense (income), net	7	(10)	13	12
Operating (loss) income	(36)	44	244	260
Interest expense, net	75	81	310	326
Gain on extinguishment of debt	(1)	(27)	(48)	(41)
Other non-operating income, net	(8)	(2)	(7)	(3)
Loss before income tax and earnings from unconsolidated entities	(102)	(8)	(11)	(22)
Income tax (benefit) expense	(2)	6	38	34
Loss before earnings from unconsolidated entities	(100)	(14)	(49)	(56)
Earnings from unconsolidated entities, net of taxes	3	4	11	17
Net loss	(97)	(10)	(38)	(39)
Net income attributable to noncontrolling interest	—	(1)	—	(1)
Net loss attributable to Hexion Inc.	$(97)	$(11)	$(38)	$(40)

(1)
Cost of sales for the three months and year ended December 31, 2016 includes accelerated depreciation of $2 and $129, respectively, related primarily to facility rationalizations within our Epoxy, Phenolic and Coatings Resins segment.

(2)
Selling, general and administrative expense for the three months and year ended December 31, 2016 includes expense of $15 related to unrealized losses on 2016 year-end pension and other post-retirement liability remeasurements. Selling, general and administrative expense for the three months and year ended December 31, 2015 includes income of $5 related to unrealized gains on 2015 year-end pension and other post-retirement liability remeasurements.

HEXION INC.
SCHEDULE 2: CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(In millions, except share data)	December 31, 2016	December 31, 2015
Assets
Current assets:
Cash and cash equivalents (including restricted cash of $17 and $8, respectively)	$196	$236
Accounts receivable (net of allowance for doubtful accounts of $17 and $15, respectively)	390	450
Inventories:
Finished and in-process goods	199	218
Raw materials and supplies	88	90
Other current assets	45	53
Total current assets	918	1,047
Investments in unconsolidated entities	18	36
Deferred income taxes	10	13
Other long-term assets	43	48
Property and equipment:
Land	79	84
Buildings	273	296
Machinery and equipment	2,353	2,406
	2,705	2,786
Less accumulated depreciation	(1,812)	(1,735)
	893	1,051
Goodwill	121	122
Other intangible assets, net	52	65
Total assets	$2,055	$2,382
Liabilities and Deficit
Current liabilities:
Accounts payable	$368	$386
Debt payable within one year	107	80
Interest payable	70	82
Income taxes payable	13	15
Accrued payroll and incentive compensation	55	78
Other current liabilities	159	123
Total current liabilities	772	764
Long-term liabilities:
Long-term debt	3,397	3,698
Long-term pension and post employment benefit obligations	246	224
Deferred income taxes	13	12
Other long-term liabilities	166	161
Total liabilities	4,594	4,859
Deficit
Common stock—$0.01 par value; 300,000,000 shares authorized, 170,605,906 issued and 82,556,847 outstanding at December 31, 2016 and 2015	1	1
Paid-in capital	526	526
Treasury stock, at cost—88,049,059 shares	(296)	(296)
Accumulated other comprehensive loss	(39)	(15)
Accumulated deficit	(2,730)	(2,692)
Total Hexion Inc. shareholder’s deficit	(2,538)	(2,476)
Noncontrolling interest	(1)	(1)
Total deficit	(2,539)	(2,477)
Total liabilities and deficit	$2,055	$2,382

HEXION INC.
SCHEDULE 3: CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Year Ended December 31,
(In millions)	2016	2015
Cash flows (used in) provided by operating activities
Net loss	$(38)	$(39)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	131	137
Gain on dispositions	(240)	—
Gain on extinguishment of debt	(48)	(41)
Deferred tax expense	2	7
Gain on step acquisition	—	(5)
Accelerated depreciation and non-cash asset impairments	129	8
Unrealized foreign currency (gains) losses	(52)	12
Unrealized losses (gains) on pension and postretirement benefit plan liabilities	34	(13)
Loss (gain) on sale of assets	7	(4)
Other non-cash adjustments	3	(4)
Net change in assets and liabilities:
Accounts receivable	(1)	91
Inventories	(8)	65
Accounts payable	27	(21)
Income taxes payable	17	8
Other assets, current and non-current	(22)	24
Other liabilities, current and non-current	39	(12)
Net cash (used in) provided by operating activities	(20)	213
Cash flows provided by (used in) investing activities
Capital expenditures	(140)	(175)
Capitalized interest	(1)	(4)
Purchase of businesses, net of cash acquired	—	(7)
Proceeds from dispositions, net	281	—
Proceeds from buyer’s note	75	—
Proceeds from sale of investments, net	—	6
Change in restricted cash	(9)	8
Funds remitted to unconsolidated affiliates, net	(1)	—
Proceeds from sale of assets	5	17
Net cash provided by (used in) investing activities	210	(155)
Cash flows (used in) provided by financing activities
Net short-term debt repayments	(22)	(3)
Borrowings of long-term debt	644	523
Repayments of long-term debt	(856)	(485)
Long-term debt and credit facility financing fees	(1)	(11)
Net cash (used in) provided by financing activities	(235)	24
Effect of exchange rates on cash and cash equivalents	(4)	(10)
(Decrease) increase in cash and cash equivalents	(49)	72
Cash and cash equivalents (unrestricted) at beginning of year	228	156
Cash and cash equivalents (unrestricted) at end of year	$179	$228
Supplemental disclosures of cash flow information
Cash paid for:
Interest, net	$306	$312
Income taxes, net of cash refunds	24	17
Non-cash investing activities:
Non-cash assumption of debt on step acquisition	$—	$18
Acceptance of buyer’s note	75	—

HEXION INC.
SCHEDULE 4: RECONCILIATION OF NET LOSS TO SEGMENT EBITDA (Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
(In millions)	2016	2015	2016	2015
Net loss	$(97)	$(10)	$(38)	$(39)
Income tax (benefit) expense	(2)	6	38	34
Interest expense, net	75	81	310	326
Depreciation and amortization	30	35	131	137
Accelerated depreciation	2	2	129	2
EBITDA	$8	$114	$570	$460
Items not included in Segment EBITDA:
Asset impairments	$—	$6	$—	$6
Business realignment costs	13	5	55	16
Realized and unrealized foreign currency (gains) losses	(8)	(7)	(11)	10
Gain on dispositions	—	—	(240)	—
Gain on extinguishment of debt	(1)	(27)	(48)	(41)
Unrealized losses (gains) on pension and OPEB plan liabilities	34	(13)	34	(13)
Other	23	(5)	73	28
Total adjustments	61	(41)	(137)	6
Segment EBITDA	$69	$73	$433	$466

Segment EBITDA:
Epoxy, Phenolic and Coating Resins	$28	$42	$258	$307
Forest Products Resins	56	51	240	233
Corporate and Other	(15)	(20)	(65)	(74)
Total	69	73	433	466
Adjustment for dispositions (1)	—	(8)	(30)	(50)
Adjusted Segment EBITDA	$69	$65	$403	$416
(1)Adjustments for dispositions impact the Epoxy, Phenolic and Coating Resins segment.

HEXION INC.
SCHEDULE 5: RECONCILIATION OF LAST TWELVE MONTHS NET LOSS TO ADJUSTED EBITDA

December 31, 2016
LTM Period
Net loss	$(38)
Interest expense, net	310
Income tax expense	38
Depreciation and amortization	131
Accelerated depreciation	129
EBITDA	570
Adjustments to EBITDA:
Gain on dispositions	(240)
Gain on extinguishment of debt	(48)
Business realignment costs (1)	55
Realized and unrealized foreign currency gains	(11)
Unrealized losses on pension and OPEB plan liabilities (2)	34
Other (3)	77
Cost reduction programs savings (4)	25
Adjustment for PAC and HAI dispositions (5)	(28)
Adjusted EBITDA	$434
Pro forma fixed charges (6)	$279
Ratio of Adjusted EBITDA to Fixed Charges (7)	1.56

(1)
Primarily represents costs related to the facility rationalization at our Norco, LA manufacturing facility, as well as headcount reduction expenses and plant rationalization costs related to cost reduction programs, termination costs, and other costs associated with business realignments.

(2)	Represents non-cash losses resulting from pension and postretirement benefit plan liability remeasurements.

(3)	Primarily includes certain professional fees related to strategic projects, retention program costs, business optimization expenses and management fees.

(4)
Represents pro forma impact of in-process cost reduction programs savings. Cost reduction program savings represent the unrealized headcount reduction savings and plant rationalization savings related to cost reduction programs and other unrealized savings associated with the Company’s business realignments activities, and represent our estimate of the unrealized savings from such initiatives that would have been realized had the related actions been completed at the beginning of the period presented. The savings are calculated based on actual costs of exiting headcount and elimination or reduction of site costs.

(5)	Represents pro forma LTM Adjusted EBITDA impact of the PAC and HAI dispositions, which both occurred during the second quarter of 2016.

(6)	Reflects pro forma interest expense based on interest rates at December 31, 2016, as if the 2016 Debt Transactions had taken place at the beginning of the period.

(7)
The Company’s ability to incur additional indebtedness, among other actions, is restricted under the indentures governing certain notes, unless the Company has an Adjusted EBITDA to Fixed Charges ratio of 2.0 to 1.0. As of December 31, 2016, we did not satisfy this test. As a result, we are subject to restrictions on our ability to incur additional indebtedness or to make investments; however, there are exceptions to these restrictions, including exceptions that permit indebtedness under the ABL Facility (available borrowings of which were $299 at December 31, 2016).